EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

  NASDAQ EXTENDS TEMPORARY SUSPENSION OF BID PRICE AND MARKET VALUE OF PUBLICLY HELD SHARES REQUIREMENTS

KINDERHOOK, NY, December 23, 2008 – American Bio Medica Corporation (NASDAQ:ABMC) has received notice from the NASDAQ OMX Group (“NASDAQ”) that given the continued extraordinary market conditions, NASDAQ is extending the suspension of the bid price and market value of publicly held shares requirements. Enforcement of these rules is scheduled to resume on Monday, April 20, 2009.

Any company in the compliance process for a bid price or market value of publicly held shares concern will continue to be "frozen" at the same stage of the process until the end of the suspension. During the suspension period, companies can regain compliance and could still be delisted for other reasons.

On October 30, 2008, ABMC announced that NASDAQ had suspended enforcement of the bid price and market value requirements and had therefore provided the Company until February 10, 2009 to regain compliance with the minimum bid price requirement. Although NASDAQ has not provided ABMC with a new compliance date, since ABMC had 22 calendar days remaining in its compliance period for its bid price deficiency prior to NASDAQ’s initial temporary suspension, ABMC estimates they will have until May 12, 2009 to regain compliance. ABMC can regain compliance if the closing bid price of its common stock is $1.00 per share or more for a minimum of 10 consecutive trading days.  The NASDAQ notice has no effect on the listing of ABMC’s common stock on The NASDAQ Capital Market at this time.

For more information on American Bio Medica Corporation or its products, please visit www.abmc.com.

About American Bio Medica Corporation
American Bio Medica Corporation is a biotechnology company that develops manufactures and markets accurate, cost-effective immunoassay diagnostic test kits, including some of the world’s most effective point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid One®, Rapid TEC®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® products test for the presence or absence of drugs of abuse in urine, while OralStat® and Rapid STAT™ tests for the presence or absence of drugs of abuse in oral fluids.  ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, the following: continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development, regulatory approvals and intellectual property rights, the Company’s dependence on key personnel, third party sales and suppliers. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2007, and quarterly reports on Form 10-QSB on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.